EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Lantronix, Inc. of the Squar Milner LLP report dated September 11, 2020, relating to the consolidated financial statements of Lantronix, Inc., appearing in the Annual Report on Form 10-K of Lantronix, Inc. for the year ended June 30, 2020.  Squar Milner LLP merged into Baker Tilly US, LLP on November 1, 2020.  As such, Baker Tilly US, LLP is a successor in interest to Squar Milner LLP.

/s/ Baker Tilly US, LLP

Irvine, California

May 18, 2021